UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 31, 2022

ALTITUDE INTERNATIONAL HOLDINGS, INC.

(Exact name of Registrant as specified in its Charter)

New York	000-55639	13-3778988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 SE Pine Valley Street, Port Saint Lucie, FL 34952

(Address of Principal Executive Offices)

(772) 323-0625

(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Definitive Material Agreement.

On May 31, 2022, the Company executed a First Addendum to Purchase and Sale Agreement (the “Addendum”) with Sandpiper Resort Properties, Inc. and Holiday Village of Sandpiper, Inc. (collectively, “Sandpiper”), modifying that certain Purchase and Sale Agreement effective as of April 25, 2022 (the “Agreement”) for the purchase by the Company of property in Port Saint Lucie, Florida (the “Property”). The Property being sold is the Property on which the Company’s facilities are currently located and where the Company currently operates and includes approximately 216 acres and approximately 3,000 feet of waterfront property.

In the Addendum, the Company acknowledges that the Due Diligence period in the Agreement has expired and that the Company did not elect to terminate the Agreement, so the deposit of $500,000 delivered to Sandpiper shall become nonrefundable and the Company has elected to proceed to a Closing. Additionally, the Addendum allows the Company to request an extension of the Closing Date until no later than July 29, 2022, if necessary, and if the Company delivers notification to Sandpiper by June 20, 2022.

The remaining terms of the Agreement remain unchanged, including the purchase price of $55,000,000 for the Property. The Company may assign the Agreement to an affiliate of the Company no later than five days prior to the Closing Date, as long as the Company is not released of its obligations under the Agreement and the Company is responsible for any associated costs.

Item 9.01 Financial Statements and Exhibits.

10.1	First Addendum to Purchase and Sale Agreement dated May 31, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTITUDE INTERNATIONAL HOLDINGS, INC.

Date:	June 2, 2022	By:	/s/ Gregory Breunich
Gregory Breunich
Chief Executive Officer, Acting Chief Financial Officer and Director

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